Exhibit 24(b)(8.19) October 28, 2011

Ms. Michelle Whitman Sheiowitz
ING
400 Atrium drive
Somerset, NJ 08873

Dear Ms. Sheiowitz:

As you may know, ING Institutional Plan Services, LLC and ING Investment Advisors, LLC
(formerly known as CitiStreet LLC and CitiStreet Associates LLC) entered into an Amended and
Restated Shareholder Services Agreement, dated September 8, 2004, as amended ("Agreement
1"), with Artisan Partners Distributors LLC (formerly known as Artisan Distributors LLC),
Artisan Partners Limited Partnership and Artisan Partners Funds, Inc.[1] In addition, ING Life
Insurance and Annuity Company, ING Institutional Plan Services, LLC, and ING Financial
Advisers, LLC entered into a Selling and Services Agreement and Fund Participation
Agreement, dated November 30, 2006, as amended ("Agreement 2" and together with
Agreement 1, the "Agreements"), with Artisan Partners Distributors LLC, Artisan Partners
Limited Partnership and Artisan Partners Funds, Inc. ING Institutional Plan Services, LLC, ING
Investment Advisors, LLC, ING Life Insurance and Annuity Company and ING Financial
Advisers, LLC are collectively referred to herein as "ING". Pursuant to the Agreements, shares of one or more of the mutual fund series offered by Artisan Partners Funds, Inc. (individually a
"Fund" and collectively, the "Funds") are made available for purchase by ING's clients, either directly through purchase of Fund shares or indirectly through purchase of units of an insurance company separate account that in turn may purchase Fund shares.

Previously, only the Investor share classes of the Funds were made available for purchase by your clients.[2] We have recently determined, however, to make the Institutional share.

_________________________
[1] Prior to July 1, 2011, Artisan Partners Funds, Inc. was named Artisan Funds, Inc.

2 In the case of Artisan Emerging Markets Fund, the Advisor share class of the Fund previously has been made available for purchase by clients of ING Life Insurance and Annuity Company, ING Institutional Plan Services,
LLC, and ING Financial Advisers, LLC pursuant to Agreement 2.

____________________________________
INVESTMENT MANAGEMENT PRACTICED WITH INTELLIGENCE AND DISCIPLINE IS AN ART
875 East Wisconsin Avenue, Milwaukee, WI 53202
Securities offered through Artisan Distributors LLC, member FINRA

Michelle Sheiowitz
October 28, 2011

classes of the Funds[3] available for purchase through certain pre-approved financial intermediary partners. By this letter, we are formally providing notice to ING that we would like to make the
Institutional share classes of the Funds, in addition to the Funds' Investor share classes (and in the case of Artisan Emerging Markets Fund, the Advisor share class), now or hereafter existing, available for purchase by ING clients.

It is our intent that the terms of the Agreements (including, but not limited to, the terms relating to the processing of transactions in the shares of the Funds), will otherwise apply in full force and effect to any purchase and redemption activity engaged in by ING's clients in the Funds'
Institutional share classes. However, we will not make any payments in connection with the shareholder servicing, marketing or other services provided by your firm to shareholders invested in the Institutional share classes. Therefore, the terms of the Agreements regarding the payment of fees to ING will not apply with respect to assets held by your firm's clients in the
Funds' Institutional share classes.

The eligibility requirements an investor must meet to purchase shares of the Funds' Institutional share classes are set forth in Artisan Funds' Institutional Shares prospectuses, which can be found at http://hosted.rightprospectus.com/Artisan/institutional.aspx. Please note that as set forth in the prospectuses, the Funds reserve the right, in certain circumstances, to convert the
Institutional share class shares of a Fund held by a Fund shareholder to the Investor share class shares of that Fund.

We are excited to make the Institutional share classes of the Funds available to your clients. To avoid any confusion regarding the terms upon which such shares are being offered, we kindly ask that you sign as indicated below to acknowledge your agreement with the terms set forth in this letter. Please return a signed copy of this letter to the attention of Edward P. Mooney, Jr. at
edward.mooney@artisanpartners.com at your earliest convenience.

Sincerely,

/s/ Sarah A. Johnson

Sarah A. Johnson
Vice President, Artisan Partners Distributors LLC
Vice President, Artisan Investments GP LLC, general partner of Artisan Partners Limited
Partnership
General Counsel and Secretary, Artisan Partners Funds, Inc.

________________________
[3] Artisan Funds currently offers an Institutional share class with respect to Artisan Emerging Markets Fund, Artisan
International Fund, Artisan International Value Fund, Artisan Mid Cap Fund, Artisan Value Fund and Artisan
Growth Opportunities Fund. Each of Artisan International Value Fund and Artisan Mid Cap Fund are closed to most new investors.

Michelle Sheiowitz
October 28, 2011

Acknowledged and Agreed:

ING Institutional Plan Services, LLC

/s/ Lisa S. Gilarde
Name:	Lisa S. Gilarde
Title:	Vice President

ING Investment Advisors, LLC

/s/ David Kelsey
Name:	David Kelsey
Title:	COO/VP

ING Life Insurance and Annuity Company

/s/ Lisa S. Gilarde
Name:	Lisa S. Gilarde
Title:	Vice President

ING Financial Advisors, LLC

/s/ David Kelsey
Name:	David Kelsey
Title:	COO/VP